As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-168299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To Form S-1 on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	77-0469558 (I.R.S. Employer Identification Number)

150 Almaden Boulevard

San Jose, California 95113

(408) 947-6900

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

LAWRENCE D. McGOVERN

Executive Vice President and Chief Financial Officer

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95113

(408) 497-6900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

MARK A. BONENFANT, ESQ.

Buchalter Nemer

1000 Wilshire Boulevard

Fifteenth Floor

Los Angeles, California 90094

(213) 891-0700

(213) 630-5664—Facsimile

Approximate date of commencement of the proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

14,398,992 Shares of Common Stock

21,004 Shares of Series C Convertible Perpetual Preferred Stock

5,601,000 Shares of Common Stock Underlying the Series C Preferred Stock

This prospectus relates to the Securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “selling securityholders” on page 7 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held. We refer to these persons as the “selling securityholders.”

An investment in the securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 3 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities.

This prospectus covers the following securities:

•                  The shares of our Common Stock, no par value (“Common Stock”), issued upon the mandatory conversion into Common Stock of our Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”);

•                  Some or all of the 21,004 shares of our Series C Convertible Perpetual Preferred Stock (“Series C Preferred Stock”); and

•                  The shares of our Common Stock, no par value, issuable upon the mandatory conversion into Common Stock of our Series C Preferred Stock.

Pursuant to a Securities Purchase Agreement, dated June 18, 2010, entered into by Heritage Commerce Corp (referred to hereinafter as “Heritage Commerce” or the “Company”) and each of the selling securityholders (or an affiliate of the selling securityholders), we issued shares of Series B Preferred Stock and Series C Preferred Stock to the selling securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We refer to this transaction as the “June 2010 Private Placement.” At the Company’s Special Meeting of Shareholders held on September 15, 2010, the Company’s shareholders approved the issuance of Common Stock upon the conversion of the Series B Preferred Stock and upon the conversion of the Series C Preferred Stock as required by The NASDAQ Stock Market and California corporate law. As a result, on September 16, 2010, the Series B Preferred Stock was converted into 14,398,992 shares of Common Stock and the shares of Series B Preferred Stock ceased to be outstanding. The Series C Preferred Stock remains outstanding until it has been converted into Common Stock in accordance with its terms.

When used in this prospectus, the term “Securities” refers to the shares of Series C Preferred Stock and the shares of Common Stock. We agreed in the Securities Purchase Agreement to file this resale registration statement covering these Securities.

The selling securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the June 2010 Private Placement described above. The selling securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the selling securityholders (or the purchasers of the Securities as negotiated with the selling securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the selling securityholders. The timing and amount of any sale is within the selling securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution.”

We will not receive any proceeds from the sale of Securities by the selling securityholders.

Shares of our Common Stock are traded on the NASDAQ Global Select Market under the symbol “HTBK.” The Series C Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series C Preferred Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

This date of this prospectus is March 30, 2012.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date of such applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context indicates otherwise, references to “Heritage,” “we,” “us,” “our” and “the Company” in this prospectus refer to Heritage Commerce Corp and its subsidiaries. References to “Heritage Bank of Commerce” or “HBC” mean our wholly-owned banking subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus including the documents incorporated by reference in it, contains various statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition.

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. Please see our most recent Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements could be affected by many factors, including but not limited to:

•                  Competition for loans and deposits and failure to attract or retain deposits and loans;

•                  Local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses;

•                  Risks associated with concentrations in real estate related loans;

•                  Changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses;

•                  The effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board;

•                  Stability of funding sources and continued availability of borrowings;

•                  Our ability to raise capital or incur debt on reasonable terms;

•                  Regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company;

•                  Continued volatility in credit and equity markets and its effect on the global economy;

•                  The impact of reputational risk on such matters as business generation and retention, funding and liquidity;

•                  Oversupply of inventory and continued deterioration in values of California commercial real estate;

•                  A prolonged slowdown in construction activity;

•                  The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and executive compensation) with which we much comply, including, but not limited to, the Dodd-Frank Act enacted in 2010;

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•                  The effects of security breaches and computer viruses that may affect our computer systems;

•                  Changes in consumer spending, borrowings, and saving habits;

•                  Changes in the competitive environment among financial or bank holding companies and other financial service providers;

•                  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  The costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•                  The ability to increase market share and control expenses; and

•                  Our success in managing the risks involved in the foregoing items.

We are not able to predict all the factors that may affect future results. You should not place undue reliance on any forward-looking statement, which speaks only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” into this prospectus some of the information we file with them.  This means that we can disclose important business, financial and other information in our SEC filings by referring you to the filed documents containing this information.  All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference.  Any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus.  We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all of the securities offered hereby are sold:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed on March 9, 2012;

•                  Current Reports on Form 8-K filed on January 30, 2012, February 1, 2012, February 29, 2012, March 5, 2012, March 7, 2012, and March 16, 2012; and

•                  The description of our Common Stock contained in our Registration Statement on Form 8-A, dated March 5, 1998, which registers our Common Stock under Section 12 of the Exchange Act, together with any amendments or reports filed with the SEC for the purpose of updating the description.

In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any definitive proxy statement from time to time be incorporated by reference into, or otherwise included in, this prospectus.

You may obtain a copy of these filings at no cost by writing to us at Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113, Attention: Corporate Secretary or by telephone request to our Corporate Secretary at (408) 947-6900.  In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our securities offered by this prospectus and the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act.  Accordingly, we file annual, quarterly, and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement.  For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov.  The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  In addition, to the foregoing, we maintain a web site at www.heritagecommercecorp.com.  Our website content is made available for informational purposes only.  It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the Securities is appropriate for you.

About Heritage Commerce Corp

Heritage Commerce, a California corporation organized in 1997, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). We provide a wide range of banking services through Heritage Bank of Commerce, our wholly-owned subsidiary and our principal asset. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994.

Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. We operate through 10 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, and Contra Costa. Our market includes the headquarters of a number of technology-based companies in the region commonly known as “Silicon Valley.”

Our lending activities are diversified and include commercial, real estate, construction and land development, consumer and SBA guaranteed loans. We generally lend in markets where we have a physical presence through our branch offices and SBA loan production office. We attract deposits throughout our market area with a customer-oriented product mix, competitive pricing, and convenient locations. We offer a wide range of deposit products for business banking and retail markets. We offer a multitude of other products and services to complement our lending and deposit services.

As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries. As a California chartered bank, Heritage Bank of Commerce is subject to primary supervision, periodic examination, and regulation by the California Department of Financial Institutions (“DFI”), and by the Federal Reserve, as its primary federal regulator.

Our principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113, telephone number: (408) 947-6900.

The Offering

Maximum number of shares of Common Stock offered by the selling securityholders (in the case of the Series C Preferred Stock subject to anti-dilution adjustments)	14,398,992 shares of Common Stock issued upon conversion of the Series B Preferred Stock, and 5,601,000 shares of Common Stock underlying the 21,004 outstanding shares of Series C Preferred Stock.

Maximum number of shares of Series C Preferred Stock offered by the selling securityholders (subject to anti-dilution adjustments)	21,004 shares of Series C Preferred Stock issued by us to the selling securityholders on June 21, 2010.

Convertibility of Series C Preferred Stock into our Common Stock

Shares of Series C Preferred Stock will automatically convert into our Common Stock on the date of the transfer of the Series C Preferred Stock to a transferee unaffiliated with the holder in a widely dispersed offering. The term “widely dispersed offering” means a (i) widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or Rule 144 under the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) after giving effect to the transfer, would own more than 2% of any class of voting securities of the Company or (iii) a transfer to a transferee that controls or is acquiring control of more than 50% of the voting securities.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the selling securityholders. We will not receive any of the proceeds from such sales.

Risk Factors

An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

NASDAQ Global Select Market Symbol	“HTBK” Common Stock.

The Series C Preferred Stock is not listed, and the Company does not intend to list the Series C Preferred Stock on any market.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, and those set forth in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, which may affect the value of the Securities. Before making a decision to invest in the Securities, you should carefully consider the risks and uncertainties described below and the risks incorporated by reference in this prospectus, together with all of the other information included or incorporated by reference in this prospectus.

Risks Relating to our Securities

Our securities are not an insured deposit.

Our securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (“FDIC”), any other deposit insurance fund or by any other public or private entity. Investment in our securities is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our securities, you may lose some or all of your investment.

Federal and state law may limit the ability of another party to acquire us, which could cause the price of our securities to decline.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DFI has approved such acquisition of control. A person would be deemed to have acquired control of Heritage Bank of Commerce if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Heritage Bank of Commerce or (ii) to direct or cause the direction of the management and policies of Heritage Bank of Commerce. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control Heritage Bank of Commerce.

These provisions of federal and state law may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our securities.

We may raise additional capital, which could have a dilutive effect on the existing holders of our securities and adversely affect the market price of our securities.

We are not restricted from issuing additional shares of Common Stock or securities that are convertible into or exchangeable for, or represent the right to receive shares of Common Stock. We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations and, subject to market conditions, we may take further capital actions. Such actions could include, among other things, the issuance of additional shares of Common Stock or other securities in public or private transactions in order to further increase our capital levels above the requirements for a “well capitalized” institution established by the federal bank regulatory agencies as well as other regulatory targets. These issuances could dilute ownership interests of investors and could dilute the per share book value of our Common Stock.

Holders of our subordinated debt have rights that are senior to those of our common and preferred shareholders.

We have supported our continued growth through four issuances of trust preferred securities from four separate special purpose trusts and related issuance of subordinated debt to these trusts. At December 31, 2011, we had outstanding subordinated debt totaling $23.7 million. Payments of the principal and interest on the subordinated debt are fully and unconditionally guaranteed by us. Further, the accompanying subordinated debt we issued to the special purpose trusts are senior to our outstanding shares of Common Stock and preferred stock. As a result, we must make payments on the subordinated debt before any dividends can be paid on our preferred stock or Common Stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the subordinated debt must be satisfied before any distributions can be made on our preferred stock or Common Stock. We have the right to defer interest payments on our subordinated debt (and the related trust preferred securities) for up to five years, during which time no cash dividends may be paid on our preferred stock or Common Stock.

Risks Relating to our Common Stock

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The stock market and, in particular, the market for financial institution stocks, have experienced significant volatility. In some cases, the markets have produced downward pressure on stock prices for certain issuers without regard to those issuers’ underlying financial strength. As a result, the trading volume in our Common Stock may fluctuate more than usual and cause significant price variations to occur. This may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of the shares of our Common Stock will depend on many factors, which may change from time to time and which may be beyond our control, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales or offerings of our equity or equity related securities, and other factors identified above under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and below. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock. Among the factors that could affect our stock price are:

•                  actual or anticipated quarterly fluctuations in our operating results and financial condition;

•                  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our Common Stock or those of other financial institutions;

•                  failure to meet analysts’ revenue or earnings estimates;

•                  speculation in the press or investment community generally or relating to our reputation, our operations, our market area, our competitors or the financial services industry in general;

•                  strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•                  actions by our current shareholders, including sales of Common Stock by existing shareholders and/or directors and executive officers;

•                  trends in our nonperforming assets;

•                  the costs and effectiveness of our efforts to reduce our classified assets;

•                  fluctuations in the stock price and operating results of our competitors;

•                  future sales of our equity, equity-related or debt securities;

•                  proposed or adopted regulatory changes or developments;

•                  anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•                  trading activities in our Common Stock, including short-selling;

•                  domestic and international economic factors unrelated to our performance; and

•                  general market conditions and, in particular, developments related to market conditions for the financial services industry.

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol “HTBK”. The trading volume has historically been significantly less than that of larger financial services companies. Stock price volatility combined with relatively low trading volume may make it more difficult for you to sell your Common Stock when you want and at prices you find attractive.

A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our Common Stock, significant sales of our Common Stock in the public market, or the perception that those sales may occur, could cause the trading price of our Common Stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

Our outstanding Series C Preferred Stock impacts net income available to our common shareholders and earnings per common share, and conversion of our Series C Preferred Stock or exercise of the warrant issued to the U.S. Treasury will be dilutive to holders of our Common Stock.

The dividends declared and the accretion on our outstanding preferred stock reduce the net income available to common shareholders and our earnings per common share. Our preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding up.

On November 21, 2008, the Company issued 40,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) to the U.S. Treasury under the terms of the U.S. Treasury Capital Purchase Program for $40.0 million with a liquidation preference of $1,000 per share. In addition, the Company issued a warrant to the U.S. Treasury to purchase 462,963 shares of the Company’s Common Stock.  The warrant is exercisable immediately at a price of $12.96 per share, will expire after a period of 10 years from issuance and is transferable by the U.S. Treasury.  The U.S. Treasury may transfer a portion or portions of the warrant, and/or exercise the warrant at any time.  The U.S. Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued to it upon exercise of the warrant. At December 31, 2011, there had been no changes to the number of shares of Common Stock covered by the warrant nor had the U.S. Treasury exercised any portion of the warrant.  On March 7, 2012, the Company repurchased all of the Series A Preferred Stock in the aggregate amount of $40 million and paid a final dividend to the U.S. Treasury in the amount of $122,000.  At the time the Company repurchased the Series A Preferred Stock, it did not repurchase the related warrant.  The warrant is outstanding as of the date of this registration statement.

The ownership interest of the existing holders of our Common Stock will be diluted to the extent the warrant issued to the U.S. Treasury is exercised. The shares of Common Stock underlying the warrant represent approximately 2% of the shares of our Common Stock outstanding as of December 31, 2011. Although the U.S. Treasury has agreed to not vote any of the Common Stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of Common Stock acquired upon exercise of the warrant is not bound by this restriction. The terms of the warrant include an anti-dilution adjustment which provides that, if we issue Common Stock or securities convertible or exercisable into, or exchangeable for, Common Stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such stock, the number of shares of Common Stock to be issued would increase and the per share price of Common Stock to be purchased pursuant to the warrant would decrease.

Additionally, we have 21,004 shares of Series C Preferred Stock outstanding. The ownership interest of our existing holders of Common Stock will be diluted to the extent the Series C Preferred Stock is automatically converted into Common Stock. The Series C Preferred Stock is convertible into an aggregate of 5,601,000 shares of our Common Stock upon a transfer of the Series C Preferred Stock to a transferee not affiliated with the selling security holder in a widely dispersed offering. The shares of Common Stock underlying the Series C Preferred Stock represent approximately 21% of the shares of our Common Stock outstanding on February 15, 2012.

The issuance of additional shares of preferred stock could adversely affect holders of Common Stock, which may negatively impact your investment in our securities.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our Board of Directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected.

Risks Related to the Series C Preferred Stock

The Series C Preferred Stock will convert into Common Stock only in limited circumstances.

Shares of Series C Preferred Stock will convert automatically into our Common Stock only following the transfer of the Series C Preferred Stock to a transferee unaffiliated with the selling security holder in a widely dispersed offering. The term “widely dispersed offering” means a (i) widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or Rule 144 under the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) after giving effect to the transfer, would own more than 2% of any class of voting securities of the Company or (iii) a transfer to a transferee that controls or is acquiring control of more than 50% of the voting securities.

The Series C Preferred Stock is equity and is subordinate to our existing and future indebtedness.

Our Series C Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Series C Preferred Stock will rank junior to all indebtedness, including our subordinated debt issued in connection with our trust preferred securities, and other non-equity claims with respect to assets available to satisfy claims, including in a liquidation.

An active trading market may not develop for the Series C Preferred Stock.

There is no public market for the Series C Preferred Stock, and we have no plans to list the Series C Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Series C Preferred Stock easily. The liquidity of any market for the Series C Preferred Stock will depend on a number of factors, including but not limited to:

•                  the number of shares of Series C Preferred Stock, if any, that investors purchase in this offering;

•                  the number of shares of Series C Preferred Stock that the selling securityholders elect to sell in this offering;

•                  the number of holders of the Series C Preferred Stock;

•                  our performance;

•                  the market for similar securities; and

•                  the market price of our Common Stock.

The market price of the Series C Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile, and this may make it difficult for you to resell Series C Preferred Stock at times or at prices you find attractive.

To the extent that a secondary market for the Series C Preferred Stock develops, we believe that the market price of the Series C Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future as many factors could affect the market price of our Common Stock.

The Series C Preferred Stock has limited voting rights.

Holders of the Series C Preferred Stock will not have any voting rights, including the right to elect any directors, other than limited voting rights with respect to matters significantly and adversely affecting the rights and privileges of the Series C Preferred Stock.

Holders of shares of Series C Preferred Stock will have no rights as holders of our Common Stock until they acquire the Common Stock upon conversion of the Series C Preferred Stock.

Until holders of the Series C Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Series C Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as described under “Description of Capital Stock—Series C Preferred Stock—Voting Rights” and as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Series C Preferred Stock, holders of the Series C Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any of the proceeds from such sales.

SUMMARY OF THE UNDERLYING TRANSACTION

We entered into that certain Securities Purchase Agreement, dated June 18, 2010, with various investors, pursuant to which the investors invested an aggregate of $75 million in cash in us through direct purchases of newly issued shares of Series B Preferred Stock and Series C Preferred Stock (the “June 2010 Private Placement”). On June 21, 2010, we issued to the investors the following securities:

•                  an aggregate of 53,996 shares of Series B Preferred Stock, each of which would automatically convert into an aggregate of 14,398,992 shares of our Common Stock based on the initial conversion price of $3.75, upon receipt of shareholder approval of the issuance of Common Stock upon the conversion; and

•                  to two investors, an aggregate of 21,004 shares of Series C Preferred Stock, each of which will automatically convert into an aggregate of 5,601,000 shares of our Common Stock based on the initial conversion price of $3.75, upon receipt of the shareholder approval of the issuance of Common Stock upon the conversion, and the subsequent transfer of the Series C Preferred Stock to third parties not affiliated with the holder in a widely dispersed offering.

At the Company’s Special Meeting of Shareholders held on September 15, 2010, the Company’s shareholders approved the issuance of Common Stock upon the conversion of both the Series B Preferred Stock and the Series C Preferred Stock as required by The NASDAQ Stock Market and California corporate law. As a result, on September 16, 2010, the Series B Preferred Stock was converted into 14,398,992 shares of Common Stock of the Company and the shares of Series B Preferred Stock ceased to be outstanding. The Series C Preferred Stock will remain outstanding until it has been converted into Common Stock in accordance with its terms.

SELLING SECURITYHOLDERS

When we refer to the “selling securityholders” in this prospectus we mean the persons listed in the table below. The selling securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.

The selling securityholders initially acquired the Securities covered by this prospectus on June 21, 2010, at the closing of the June 2010 Private Placement described above.  The selling securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except as set forth herein and other than with respect to the acquisition of the Securities from us, none of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us.

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the selling securityholders and their ownership of the Securities to be offered pursuant to this prospectus. All percentages are based on the 31,887,501 shares of Common Stock that will be outstanding assuming the full conversion of the Series C Preferred Stock (before any adjustment in the conversion ratio).

We do not know when or in what amounts the selling securityholders may offer the Securities for sale. It is possible that the selling securityholders will not sell any or all of the Securities offered under this prospectus. Because the selling securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the selling securityholders after completion of the offering. For purposes of the table below, we have assumed that selling securityholders would sell all of the Securities held by them covered by this prospectus and, therefore, would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain selling securityholders informed us they acquired independently of the June 2010 Private Placement and are not including for resale in this offering. Except as stated in the footnotes, each selling securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the selling securityholders.

Name of Selling Securityholder	Shares of Series C Preferred Stock owned pre- Offering	Shares of Common Stock beneficially owned pre- Offering(1)(2)		Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered(2)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock owned Post Offering(3)	Percentage of Outstanding Common Stock owned After Offering(4)
Consector Partners Master Fund LP	—	205,800		—	205,800	—	—	0%
John Hancock Regional Bank Fund	—	712,266		—	712,266	—	—	0%
John Hancock Bank and Thrift Opportunity Fund	—	387,733		—	387,733	—	—	0%
JCSD Partners L.P.	—	452,107		—	450,000	—	2,107	0%
J.S. Kelly, LLC	—	450,000		—	450,000	—	—	0%
Priority Insight Partners Master Fund L.P.	—	259,473		—	259,473	—	—	0%
FPA Hawkeye Fund(5)	—	485,333		—	468,033	—	17,300	0%
FPA Hawkeye-7 Fund(5)	—	584,666		—	584,666	—	—	0%
Banc Fund VI L.P.	—	418,834	(6)	—	289,066	—	129,768	0%
Banc Fund VII L.P.	—	489,933	(6)	—	388,533	—	101,400	0%
Banc Fund VIII L.P.	—	624,579	(6)	—	372,400	—	252,179	0%
Castle Creek Capital Partners IV, LP(7)	12,960	4,764,300	(8)	12,960	4,740,000	—	24,300	0%
Malta MLC Offshore, Ltd.(9)	—	7,392		—	6,692	—	700	0%
Malta MLC Fund, L.P.(9)	—	33,462		—	28,162	—	5,300	0%
Malta Offshore, Ltd.(9)	—	23,470		—	22,370	—	1,100	0%
Malta Hedge Fund II, L.P.(9)	—	76,038		—	62,238	—	13,800	0%
Malta Hedge Fund, L.P.(9)	—	13,707		—	11,207	—	2,500	0%
Malta Partners, L.P.(9)	—	2,531		—	2,231	—	300	0%
MFP Partners, L.P.	—	1,280,000		—	1,280,000	—	—	0%
Patriot Financial Partners, L.P.(10)	6,859	4,042,000	(11)	6,859	4,042,000	—	—	0%
Patriot Financial Partners Parallel L.P.(10)	1,185	698,000	(11)	1,185	698,000	—	—	0%

(1)                                        Includes shares of Common Stock owned as of March 1, 2012.

(2)                                        Assumes complete conversion of all Series C Preferred Stock.

(3)                                        Assumes that each selling securityholder will sell all shares offered by it under this prospectus.

(4)                                        This number represents the percentage of Common Stock to be owned by the selling securityholder after completion of the offering based on the number of shares of Common Stock outstanding on as of February 15, 2012 (26,286,501 shares), as adjusted to reflect the assumption that 21,004 shares of Series C Preferred Stock are converted into 5,601,000 shares of Common Stock based on an initial conversion price of $3.75; so that there will be an aggregate of 31,887,501 shares of Common Stock outstanding.

(5)                                        The securityholder has represented to us that it is an affiliate of FPA Fund Distributors, Inc., a broker-dealer; the securityholder acquired the Securities as investments; purchased the Securities to be sold in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(6)                                        Includes the 129,768, 101,400, and 252,179 shares of Common Stock otherwise owned by Banc Fund VI L.P., Banc Fund VII L.P., and Banc Fund VIII L.P., respectively.

(7)                                        Pursuant to the Securities Purchase Agreement dated as of June 18, 2010, Castle Creek Capital Partners, IV, LP (“Castle Creek”) has the right to appoint one member or one observer to the Board of Directors of each of the Company and Heritage Bank of Commerce. On August 26, 2010, the Company and Heritage Bank of Commerce appointed John M. Eggemeyer to their respective Board of Directors. Mr. Eggemeyer is a managing principal of Castle Creek Capital IV LLC which is the sole general partner of Castle Creek and may be deemed to have voting and/or investment control of the Securities held by Castle Creek. Mr. Eggemeyer disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. Castle Creek has represented to us that it is an affiliate of Castle Creek Financial LLC, a broker-dealer; Castle Creek acquired the Securities as investments; purchased the Securities to be sold in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(8)                                        Includes 24,300 shares of Common Stock otherwise owned by Castle Creek.  The 12,960 shares of Series C Preferred Stock owned by Castle Creek can be converted into 3,456,000 shares of Common Stock only in the hands of transferees thereof.

(9)                                        Each of these funds is managed by Sandler O’Neill Asset Management, LLC or one of its affiliates. Terry Maltese is the managing member of Sandler O’Neill Asset Management, LLC and as such has the power to vote and dispose the shares held by each of these funds. In addition to the shares listed in the above table, other funds managed by Sandler O’Neill Asset Management, LLC or one of its affiliates also holds shares of the Company purchased in the open market.  Mr. Maltese disclaims beneficial ownership over the shares held by these funds except to the extent of his pecuniary interest therein.

(10)                                    Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, Securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Mr. Wycoff, Mr. Lubert and Mr. Lynch each disclaim beneficial ownership of the Securities owned by the Funds, except to the extent of their respective pecuniary interest therein. Pursuant to the Securities Purchase Agreement dated as of June 18, 2010, the Funds, together, have the right to appoint one member or one observer to the Board of Directors of each of the Company and Heritage Bank of Commerce. On August 26, 2010, the Company and Heritage Bank of Commerce appointed Mr. Wycoff to their respective Boards of Directors.

(11)                                    The shares of Series C Preferred Stock owned by Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel L.P. can only be converted to 1,829,000 shares and 316,000 shares of Common Stock in the hands of the transferees thereof.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling Securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that the resells meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440 (and any successor); and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1.

In connection with sales of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The selling securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General

We are authorized to issue up to 60,000,000 shares of Common Stock, no par value. As of February 15, 2012, there were 26,286,501 shares of Common Stock issued and outstanding held of record by approximately 700 shareholders. Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HTBK.” Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Each share of our Common Stock has the same relative rights and is identical in all respects to each other share of our Common Stock. The Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Voting Rights

On any matter submitted to a vote of the shareholders, holders of Common Stock are entitled to one vote, in person or by proxy, for each share of Common Stock held of record in the shareholder’s name on our books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Cumulative voting allows each shareholder to cast that number of votes equal to the number of shares owned by the shareholder, multiplied by the number of directors to be elected, and the shareholder may cumulate such votes for a single candidate or distribute such votes among as many candidates as the shareholder deems appropriate.

Liquidation Rights

The holders of our Common Stock and the holders of any class or series of stock entitled to participate with the holders of our Common Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of liquidation, dissolution or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our Board of Directors out of any funds legally available for dividends. We may pay dividends on our Common Stock only if we have paid or provided for all of the deferred interest on our trust preferred securities and dividends on our outstanding preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

As a holding company, our ability to pay dividends is also affected by the ability of our bank subsidiary to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines and other restrictions.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Wells Fargo Shareholder Services.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. We have designated 21,050 shares of preferred stock as Series C Convertible Perpetual Preferred Stock. Our amended and restated articles of incorporation, subject to limitations prescribed in such articles and subject to limitations prescribed by California law, authorize the Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series C Preferred Stock

We have designated 21,050 shares of preferred stock as the Series C Convertible Perpetual Preferred Stock, of which 21,004 shares are issued and outstanding as of the date of this prospectus, with no par value per share and a liquidation preference of $1,000 per share (subject to adjustment for any split, subdivision, combination, consolidation, recapitalization or similar event).

Ranking

With respect to dividend rights and rights on liquidation, winding up and dissolution, the Series C Preferred Stock ranks (i) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock and (ii) senior to our Common Stock, and each other class or series of capital stock outstanding or established after issuance of the Series C Preferred Stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock.

Dividends

Dividends are payable on the Series C Preferred (on an as converted basis) if and only to the extent dividends are paid to holders of Common Stock.

Voting Rights

Except as set forth below, the holders of Series C Preferred Stock do not have any voting rights. In addition to any other vote or written consent of shareholders required by law or by the Company’s amended and restated articles of incorporation, the vote or written consent of the holders of at least two thirds of the outstanding shares of Series C Preferred Stock entitled to vote, voting together as a single class, is required for effecting or validating any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or our amended and restated bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect the holders adversely.

So long as any shares of Series C Preferred Stock are outstanding, a holder is entitled to vote, with a number of votes equal to that number of shares of our Common Stock into which such holder’s shares of Series C Preferred Stock would then be convertible, together with the holders of our Common Stock acting as a single class, for effecting or validating any consummation of any Reorganization Event (see description of Reorganization Events below).

Rights Upon Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled, for each share of the Series C Preferred Stock held, to the liquidation preference per share of $1,000, plus any accrued and unpaid dividends and any authorized and declared but unpaid dividends.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series C Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption

The Series C Preferred Stock is not redeemable by the Company at any time and the holders have no right to require redemption of any shares of Series C Preferred Stock.

Conversion

The Series C Preferred Stock will automatically convert into Common Stock on the date of the transfer of the Series C Preferred Stock to a transferee not affiliated with the holder in a widely dispersed offering subsequent to receipt of the shareholder approval. The term “widely dispersed offering” means a (i) widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or Rule 144 under the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) after giving effect to the transfer, would own more than 2% of any class of voting securities of the Company or (iii) a transfer to a transferee that controls or is acquiring control of more than 50% of the voting securities.

The number of shares of our Common Stock into which a share of Series C Preferred Stock will be convertible will be determined by dividing the liquidation value of $1,000 per share, by the then applicable conversion price. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Series C Preferred Stock is $3.75 per share of Common Stock into which it is converted and the initial number of shares of our Common Stock into which one share of Series C Preferred Stock is convertible into is 266.67 shares.

Anti-Dilution Provisions

The conversion price of the Series C Preferred will be subject to adjustment as follows: (i) if the Company subdivides its outstanding shares of Common Stock into a greater number of shares, then the Company shall similarly subdivide its outstanding shares of Series C Preferred Stock or (ii) if the Company combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Company shall similarly combine its outstanding shares of Series C Preferred Stock.

Reorganization Events

If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which our Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Common Stock, then each holder of Series C Preferred Stock will have the right to either treat such event as a liquidating event and take a liquidating distribution, or participate in the reorganization event as though the Series C Preferred Stock converted, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Common Stock into which such Series C Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

Transfer Agent and Registrar

The transfer agent and registrar for our Series C Preferred Stock is Wells Fargo Shareholder Services.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law

The following is a summary of certain provisions of law, our amended and restated articles of incorporation and amended and restated bylaws, that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

Charter Documents

Our authorized shares of Common Stock or preferred stock may be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at any annual or special meeting of shareholders.

California and Federal Banking Law

The following discussion is a summary of certain provisions of California and federal law and regulations which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DFI has approved such acquisition of control. A person would be deemed to have acquired control of Heritage Bank of Commerce if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Heritage Bank of Commerce or (ii) to direct or cause the direction of the management and policies of Heritage Bank of Commerce. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control Heritage Bank of Commerce.

LEGAL MATTERS

The validity of the shares of the securities offered by this prospectus will be passed upon for us by Buchalter Nemer, a Professional Corporation, Los Angeles, California.

EXPERTS

The consolidated financial statements of Heritage Commerce appearing in Heritage Commerce’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report thereon, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following are the expenses expected to be incurred by the registrant in connection with the registration of the securities being registered under this registration statement. All amounts set forth below, except the SEC registration fee, are estimated.

SEC registration fee	$5,248	*
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Printing fees and expenses	$12,000
Total expenses	$37,248

*                                         Previously paid

Item 15.  Indemnification of Directors and Officers.

The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering the limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The amended and restated articles of incorporation and amended and restated bylaws of Heritage Commerce Corp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

The Company has entered into indemnification agreements with each of its directors and executive officers. The form of the agreement is incorporated by reference to Exhibit 10.32 of the Company’s Annual Report on Form 10-K filed on March 9, 2012.

Item 16.  List of Exhibits.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated February 8, 2007, by and between Heritage Commerce Corp, Heritage Bank of Commerce and Diablo Valley Bank (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2007)

4.1

Indenture, dated as of March 23, 2000, between Heritage Commerce Corp, as Issuer, and the Bank of New York, as Trustee (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.2	Amended and Restated Declaration of Trust, Heritage Capital Trust I, dated as of March 23, 2000 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.3

Indenture, dated as of September 7, 2000, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.4

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, and Heritage Commerce Corp, as Sponsor (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.5

Indenture, dated as of July 31, 2001, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2002)

4.6

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association as Institutional Trustee, and Heritage Commerce Corp, as Sponsor, dated as of July 31, 2001 (incorporated herein by reference from the Registrant’s Form 10-K filed March 29, 2002)

4.7

Indenture, dated as of September 26, 2002, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.8

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee and Heritage Commerce Corp, as Sponsor, dated as of September 26, 2002 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.9	Warrant to Purchase Common Stock dated November 21, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)

4.10

Certificate of Determination of Series C Convertible Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

*5.1	Opinion of Buchalter Nemer, a professional corporation, as to the legality of the securities being registered

10.1

Securities Purchase Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K/A as filed September 2, 2010)

10.2	Registration Rights Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

12.1

Calculation of consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 7, 2011)

23.1	Consent of Crowe Horwath LLP (filed herewith)

*23.2	Consent of Buchalter Nemer (included as part of Exhibit 5.1)

24.1	Power of attorney for directors and officers of Registrant

*                                         Previously filed on the Registrant’s Registration Statement on Form S-1/A filed September 2, 2010.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Heritage Commerce Corp’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on March 29, 2012.

HERITAGE COMMERCE CORP

By:	/s/ WALTER T. KACZMAREK
WALTER T. KACZMAREK
Chief Executive Officer

The individuals whose signatures appear below constitute and appoint Walter T. Kaczmarek and Lawrence D. McGovern, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 29, 2012.

Signature	Title

/s/ FRANK G. BISCEGLIA	Director
FRANK G. BISCEGLIA

Director and Chairman of the Board
JACK W. CONNER

/s/ JOHN M. EGGEMEYER	Director
JOHN M. EGGEMEYER

Director
CELESTE V. FORD

/s/ STEVEN L. HALLGRIMSON	Director
STEVEN L. HALLGRIMSON

/s/ WALTER T. KACZMAREK	Director and Chief Executive Officer
WALTER T. KACZMAREK	(Principal Executive Officer)

/s/ LAWRENCE D. MCGOVERN	Executive Vice President and Chief Financial Officer
LAWRENCE D. MCGOVERN	(Principal Financial and Accounting Officer)

Signature	Title

/s/ ROBERT T. MOLES	Director
ROBERT T. MOLES

/s/ HUMPHREY P. POLANEN	Director
HUMPHREY P. POLANEN

/s/ LAURA RODEN	Director
LAURA RODEN

/s/ CHARLES J. TOENISKOETTER	Director
CHARLES J. TOENISKOETTER

/s/ RANSON W. WEBSTER	Director
RANSON W. WEBSTER

/s/ W. KIRK WYCOFF	Director
W. KIRK WYCOFF

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated February 8, 2007, by and between Heritage Commerce Corp, Heritage Bank of Commerce and Diablo Valley Bank (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2007)

4.1

Indenture, dated as of March 23, 2000, between Heritage Commerce Corp, as Issuer, and the Bank of New York, as Trustee (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.2	Amended and Restated Declaration of Trust, Heritage Capital Trust I, dated as of March 23, 2000 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.3

Indenture, dated as of September 7, 2000, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.4

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, and Heritage Commerce Corp, as Sponsor (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.5

Indenture, dated as of July 31, 2001, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2002)

4.6

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association as Institutional Trustee, and Heritage Commerce Corp, as Sponsor, dated as of July 31, 2001 (incorporated herein by reference from the Registrant’s Form 10-K filed March 29, 2002)

4.7

Indenture, dated as of September 26, 2002, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.8

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee and Heritage Commerce Corp, as Sponsor, dated as of September 26, 2002 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.9	Warrant to Purchase Common Stock dated November 21, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)

4.10

Certificate of Determination of Series C Convertible Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

*5.1	Opinion of Buchalter Nemer, a professional corporation, as to the legality of the securities being registered

12.1

Calculation of consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 9, 2012)

23.1	Consent of Crowe Horwath LLP (filed herewith)

*23.2	Consent of Buchalter Nemer (included as part of Exhibit 5.1)

24.1	Power of attorney for directors and officers of Registrant

*                                         Previously filed on the Registrant’s Registration Statement on Form S-1/A filed September 2, 2010